Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:	Media Contact:
Tania Almond	Crista Stark
Investor Relations	Public Relations
410-230-6752	410-347-9620

NEIGHBORCARE ANNOUNCES MANDATORY CONVERSION OF SERIES A
PREFERRED STOCK

BALTIMORE, MD — (December 19, 2003) – NeighborCare, Inc. today announced that it is exercising its right to convert all of its outstanding Series A Preferred Stock into common stock.  For each share of Preferred Stock held, shareholders will receive 8.9375 shares of NeighborCare common stock, rounded down to the nearest whole share with any fractional shares being paid in cash.

Series A Preferred Stock shareholders will receive a letter within the next week explaining what actions to take to receive common stock certificates for their preferred shares.  Preferred Shareholders should not send their certificates to the Company or the transfer agent before receiving this letter.

As a result of NeighborCare’s recent spin off transaction, the conversion price of the Series A Participating Convertible Preferred Stock has been adjusted in accordance with its Amended and Restated Articles of Incorporation to $12.60 from $20.33.  In addition, in accordance with NeighborCare’s Amended and Restated Articles of Incorporation, the Mandatory Conversion trigger for the Convertible Preferred Stock has been reduced from $30.00 to $18.60 as a consequence of the spin-off.  Because NeighborCare’s stock price has remained above the trigger price for 20 days, the Company has the right to convert the stock by sending notice to preferred stock holders.  The conversion is effective as of December 16, 2003.

The conversion ratio is determined by dividing the Liquidation Preference by the conversion price.  The Liquidation Preference is $100 plus dividends accrued but unpaid through the date of conversion.  Currently that is $112.61, making the conversion ratio 8.9375:1.  The Preferred Stock will be converted into approximately 3.6 million shares of common stock.

NeighborCare’s transfer agent contact information:

StockTrans, Inc.

44 W Lancaster Avenue

Ardmore, PA 19003

800-733-1121

About NeighborCare, Inc.

NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings.  NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.

Visit our website at www.neighborcare.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates.  Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; an economic downturn or changes in the laws affecting our business in those markets in which we operate; and that there can be no assurance that the spin-off transaction will increase shareholder value.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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